Exhibit 99.1

MELA Sciences Appoints Healthcare Executive

Jeff O’Donnell as Director and Streamlines Board

to Support Refocused Go-to-Market Strategy

Richard Steinhart Resigns as CFO

Irvington, NY January 2, 2014 – MELA Sciences, Inc. (NASDAQ: MELA), developer of MelaFind®, an FDA approved optical diagnostic device that assists dermatologists in the diagnosis of melanoma, today announced a realignment of its Board’s composition and size to better support the Company’s refocused go-to-market strategy for MelaFind. MELA also announced the resignation of Richard I. Steinhart, SVP Finance and Chief Financial Officer, effective December 31st. Mr. Steinhart has served as MELA’s CFO since 2006. A search process has been initiated with an executive recruiter to secure a replacement. Rose Crane, MELA’s CEO, will handle the CFO responsibilities on an interim basis with the assistance of the company’s controller.

Due to other professional commitments and a desire to streamline the Board to better reflect the Company’s current size, three of MELA’s nine directors have resigned from the Board effective year-end 2013. The departing directors are pharmaceutical marketing executive Anne Egger, crisis communications consultant Mark Fabiani and Mindy Meads, recently named CEO of specialty retailer Calypso St. Barth.

To bolster its commitment to dermatologists as well as to secure added medical device management expertise, MELA has appointed healthcare executive and venture capitalist, Jeffrey F. O’Donnell to the Board effective January 1, 2014, bringing the number of MELA directors to seven.

Mr. O’Donnell is Managing Director of BioStar Ventures, a venture capital firm specializing in early stage medical devices. His healthcare and medical device background merges traditional corporate and early-stage experience. He has led four successful startups, two of which went public and three were sold, and he has raised over $400 million in equity and debt capital. Of particular relevance are his prior experience and relationships in medical dermatology gained as President and CEO of PhotoMedex, Inc. (Nasdaq: PHMD), a medical device company, from 1999 through 2009.

Mr. O’Donnell, commented, “I am honored to join MELA Sciences’ Board as they begin to leverage their technology and clinical insights to position the company as a leader in the fight against melanoma. They have done great work over the past six months to position the company to enter 2014 with a clear focus and compelling message. I am excited to leverage my dermatology and medical device experience to help guide the team to success.”

Robert Coradini, Chairman of MELA Sciences said, “We are delighted to have someone of Jeff’s talent, insight and experience join our Board as we build stronger dermatologist and medical community engagement for MelaFind. Jeff’s first-hand knowledge of medical devices as well as selling capital equipment into the dermatology field will be of great value to MELA Sciences. He also brings global expertise that will broaden our strategic thinking on ways to leverage our technology and grow the company.

“I also want to thank Mindy, Anne, Mark and Richard for their tremendous contributions to MELA and support of management, especially during my tenure as interim CEO. I wish them great success in their other endeavors.”

Mr. O’Donnell’s industry experience also includes the formation of Embrella Cardiovascular, a medical device company, in 2007. He was named Chairman and CEO in 2009, and in 2011 the Company was sold to Edwards Lifesciences Corp. (NYSE: EW). From 1995-2000 Mr. O’Donnell was President, COO and then promoted to CEO of Cardiovascular Dynamics, Inc., an interventional cardiology company. He led the company from start-up, raised $50 million in an IPO and created strategic alliances with Medtronic and Guidant Corporation. Cardiovascular Dynamics became Radiance Medical Systems, which was purchased by Endologix (Nasdaq: ELGX) in 2000. Mr. O’Donnell remained on the Endologix Board until 2012.

Mr. O’Donnell is currently on the Boards of CD Diagnostics and BioSig Technology and serves as Executive Chairman of Trice Orthopedics, Inc. He holds a BS in Business Administration from LaSalle University, Philadelphia, PA. He was a Medical Advisor to Safeguard Scientifics, Inc. (NYSE: SFE). In 2011 he was named the Greater Philadelphia Emerging Entrepreneur Of The Year by Ernst & Young, and in 2005 was named the Price Waterhouse Coopers Life Sciences CEO of the Year. Mr. O’Donnell has been a speaker and panelist on general healthcare and insurance reimbursement issues at many conferences and has lectured at various university MBA classes in entrepreneurial studies.

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About MELA Sciences, Inc. www.melasciences.com

MELA Sciences is a medical device company developing dermatology diagnostics utilizing state-of-the-art optical imaging. The flagship product is MelaFind®, an FDA, PMA and CE Mark approved, non-invasive diagnostic tool to aid dermatologists in melanoma evaluation and diagnosis. MelaFind® uses a variety of visible to near-infrared light waves to evaluate skin lesions from the surface to 2.5 mm beneath the skin. It provides images and data on the relative disorganization of a lesion’s cell structure that provides substantial additional perspective to aid melanoma diagnosis. MELA is also exploring new potential uses for its core imaging technology and algorithms.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and may contain words such as “seeks,” “look forward,” and “there seems” that suggest future events or trends. These statements are based on our current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from our expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. MELA Sciences assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.melasciences.com.

Media	Investors

Diana Garcia Redruello	Toni Trigiani, David Collins
MELA Sciences, Inc.	Catalyst Global
212-518-4226	212-924-9800
dgarcia@melasciences.com	mela@catalyst-ir.com